Exhibit 10.8

Named Executive Officer Salary and Bonus Arrangements for 2008

Base Salaries

The base salaries for 2008 for the following executive officers of Great Southern Bancorp, Inc. (the "Company") and Great Southern Bank (the "Bank") are as follows:

Name and Title	Base Salary

William V. Turner	$200,000
Chairman of the Board of
the Company and the Bank

Joseph W. Turner	$228,800
President and Chief
Executive Officer of the
Company and the Bank

Rex A. Copeland	$178,231
Treasurer of the Company
and Senior Vice President and
Chief Financial Officer of the Bank

Steven G. Mitchem	$190,000
Senior Vice President and Chief
Lending Officer of the Bank

Douglas W. Marrs	$105,755
Secretary of the Company and
Secretary, Vice President – Operations
of the Bank

Linton J. Thomason	$103,214
Vice President – Information Services
of the Bank

Description of Bonus Arrangements

The bonus arrangement for William V. Turner and Joseph W. Turner has not been changed. For 2008, William V. Turner waived his right (as he did in 2007 and 2006) to receive the annual cash bonus provided for under his employment agreement (one-half of one percent of the Company's pre-tax net income). For 2008 (as it was in 2007 and 2006), the annual cash bonus payable to Joseph W. Turner under his employment agreement will be three-fourths of one percent of the Company's pre-tax net income. For 2008, each of Messrs. Copeland, Mitchem and Marrs, along with the other executive officers of the Company and the Bank, will be eligible for a cash bonus of up to 15.75% of his base annual salary (compared to 15% in prior years), with up to 8.25% of the bonus based on the extent to which the Company achieves targeted earnings per share results and up to 7.5% based on the officer's individual performance. In addition, effective for 2008, achievement of targeted earnings per share results will be measured on a quarterly, rather than an annual, basis. Any bonuses earned will continue to be paid out at or shortly after the end of the year.